SUB-ITEM 77E:  LEGAL PROCEEDINGS
LEGAL PROCEEDINGS
Since October 2003,
 Federated and related
 entities (collectively,
 "Federated"), and various
Federated funds ("Funds"),
have been
named as defendants in
several class action
lawsuits now pending in
the United States District
Court for the District of
 Maryland. The
lawsuits were purportedly
filed on behalf of people
who purchased, owned and/or
redeemed shares of Federated-sponsored
mutual
funds during specified periods
beginning November 1, 1998.
The suits are generally similar
in alleging that Federated engaged in
illegal and improper trading
practices including market timing
and late trading in concert with
certain institutional traders, which
allegedly caused financial injury
 to the mutual fund shareholders.
These lawsuits began to be filed
shortly after Federated's first public
announcement that it had received
requests for information on shareholder
trading activities in the Funds from
the SEC, the Office of
the New York State Attorney General
("NYAG"), and other authorities.
In that regard, on November 28, 2005,
Federated announced
that it had reached final settlements
with the SEC and the NYAG with respect
to those matters. Specifically, the SEC
and NYAG
settled proceedings against three
Federated subsidiaries involving
undisclosed market timing arrangements
and late trading. The SEC
made findings: that Federated
Investment Management Company ("FIMC"),
 an SEC-registered investment adviser to
various Funds,
and Federated Securities Corp.,
an SEC-registered broker-dealer and
distributor for the Funds, violated
provisions of the Investment
Advisers Act and Investment Company
Act by approving, but not disclosing,
three market timing arrangements,
or the associated
conflict of interest between FIMC and
the funds involved in the arrangements,
either to other fund shareholders or to
the funds' board;
and that Federated Shareholder Services
Company, formerly an SEC-registered transfer agent, failed to prevent a customer and a Federated employee from late trading in violation of provisions of the Investment
Company Act. The NYAG found that such conduct violated provisions of New York State law.
Federated entered into the settlements without admitting or denying the regulators' findings. As Federated previously reported in 2004, it has already paid approximately
$8.0 million to certain funds as determined by an independent consultant. As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless (i)
 at least 75% of the fund's directors are independent of Federated, (ii) the chairman of each
such fund is independent of Federated, (iii) no action may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved. The settlements are described in Federated's announcement which, along with previous press releases and related communications on those matters, is available in the "About Us"
section of Federated's website at
FederatedInvestors.com.
Federated entities have also been named as defendants in several additional lawsuits that are now pending in the United States
District
Court for the Western District of
Pennsylvania, alleging, among other
things, excessive advisory and Rule 12b-1 fees.
The Board of the Funds retained the
law firm of Dickstein Shapiro LLP to
represent the Funds in each of the lawsuits described in the preceding two paragraphs. Federated and the Funds, and their respective counsel, have been defending this litigation, and none of the
Funds remains a defendant in any of the
lawsuits (though some could potentially
receive any recoveries as nominal defendants).
Additional lawsuits based upon similar
allegations may be filed in the future.
The potential impact of these lawsuits,
all of which seek
unquantified damages, attorneys' fees,
and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing
adverse publicity
and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.